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                                                                         EX-99.1

            viaLink Receives Remaining $2 Million of Finance Package

DALLAS--(BUSINESS WIRE)--June 1, 2001--The viaLink Company (Nasdaq:VLNK) today announced that it has closed on the second portion of its financing, receiving $2 million to complete the previously disclosed $12.7 million finance package.

The company announced the financing in early February, which was approved by shareholders in late March. The first round of $10.7 million from private placement of Series A 6% convertible preferred stock and warrants included the investment of $762,000 by viaLink's senior management. Completion of the second portion follows the effective date of the registration statement and represents an additional $2 million purchase of Series A 6% convertible preferred stock and warrants by the lead investor from the first round.

The viaLink Company is a leading supply chain management company providing business-to-business electronic commerce services that enable bricks-and-mortar companies to manage their highly complex supply chain information. viaLink's core service, syncLink(SM), allows manufacturers, wholesalers, distributors, sales agencies (food brokers), retailers and foodservice operators to communicate and synchronize item, price and promotion information in a more cost-effective and accessible way than has been possible using traditional electronic and paper-based methods. The viaLink Partner Package is a suite of advanced e-commerce services, which give trading partners visibility into product movement through the supply chain and enable more collaborative business processes. These services include clearLink(SM), promoLink(SM), honor check-in and sbtLink(SM). For more information, visit viaLink's Web site: www.vialink.com.

CONTACT: The viaLink Company
William P. Creasman or Larry Marshall, 972/934-5500 or
PondelWilkinson MS&L
Julie MacMedan/E.E. Wang
310/207-9300 (investor relations)